SIGNET BOARD CHANGES

Hamilton, Bermuda, October 26, 2012 - Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced that Robert Blanchard has indicated to the Board that it is his intention to retire as a director on February 2, 2013 at the end of the current fiscal year. He remains a Director of the Board until that time.

H. Todd Stitzer, Chairman, commented: “We thank Bob for his valuable contribution to Signet over the past 12 years that he has served as a director.”

Enquiries: Tim Jackson, Investor Relations Director, Signet Jewelers +1 (441) 296 5872

Signet operated 1,845 specialty retail jewelry stores at July 28, 2012, these included 1,323 stores in the US, where its store concepts include “Kay Jewelers”, “Jared The Galleria Of Jewelry” and a number of regional names. At the same date, Signet also operated 522 stores in the UK, where its store concepts are “H.Samuel,” “Ernest Jones,” and “Leslie Davis”. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.